Exhibit 99.1

1750 Tysons Boulevard, Suite 1300, McLean, VA 22102 tel: 703.918.4480 fax: 703.714.6511 www.alionscience.com

FOR IMMEDIATE RELEASE

Contact:

Peter J. Jacobs

Tel: 703.269.3486

E-mail: marketing@alionscience.com

Alion Completes Comprehensive Refinancing of its Outstanding Indebtedness, Concludes Exchange Offer, Consent Solicitation and Unit Offering

McLean, VA — August 18, 2014 — Alion Science and Technology, a global engineering, technology and operational solutions company, today announced that the company has completed its exchange offer, consent solicitation and unit offering relating to its 10.25% Senior Notes Due 2015 (the “Unsecured Notes”) and consummated a comprehensive refinancing of its outstanding indebtedness.  The exchange offer and consent solicitation expired at 9:00 a.m., New York City time, on August 18, 2014 (the “Expiration Date”).  Alion has accepted for exchange all Unsecured Notes validly tendered and not withdrawn as of the Expiration Date.

“I am excited that the refinancing is concluded giving us the stability we need to continue to help our customers succeed in their missions for years to come,” said Bahman Atefi, Alion Chairman and CEO.  “We are committed to strengthening Alion’s business position to ensure the long-term growth and health of the company.  We appreciate the support of our customers, investors, partners and, of course, our employees.”

As of the Expiration Date, according to Global Bondholder Services Corporation, the Information and Exchange Agent, approximately $210,986,000, or 89.78%, of the aggregate principal amount of outstanding Unsecured Notes had been validly tendered for exchange and not withdrawn in the exchange offer and consent solicitation pursuant to the following options in the exchange offer:

Option	Amount Tendered	Percentage Tendered
New Securities Option	$206,741,000	87.98%
Cash Option	$2,851,000	1.21%
New Securities Plus Unit Offering	$1,394,000	0.59%
Total	$210,986,000	89.78%

The unit offering expired at 5:00 p.m., New York City time on August 15, 2014.  Pursuant to the terms of the unit offering, because the cash required to purchase all Unsecured Notes accepted for exchange pursuant to the cash option in the exchange offer was less than $10,000,200, the Company will not issue the maximum number of units that holders participating in the unit offering were entitled to purchase.  As a result, holders who participated in the unit offering will purchase approximately 0.0121319 of a unit for each $1,000 principal amount of Unsecured Notes validly tendered (approximately 17% of the amount of units subscribed for by each holder), rounded down to the nearest whole unit, and will receive a refund payment from Alion with respect to the units not issued.

As of result of the acceptance of Unsecured Notes validly tendered in the exchange offer, unit offering and consent solicitation, the proposed amendments contained in the Second Supplemental Indenture relating to the Unsecured Notes, which was executed on May 29, 2014, became operative.  The proposed amendments eliminated substantially all of the negative covenants, certain events of default and the covenant restricting mergers and consolidations, modified certain provisions relating to defeasance, and made other technical and conforming changes to the indenture governing the Unsecured Notes.

In addition to the completion of the exchange offer, consent solicitation and unit offering, Alion completed the following concurrent refinancing transactions:

•                  Alion entered into two new first lien term loan facilities in the aggregate principal amount of $285.0 million;

•                  Alion entered into a new $70.0 million second lien term facility;

•                  with the proceeds of the first and second lien term facilities, Alion called for the redemption of all of its outstanding 12% Senior Secured Notes due 2014; and

•                  Alion replaced its $45.0 million revolving credit facility with a new $65.0 million revolving credit facility.

The exchange offer, consent solicitation and unit offering was made only by means of an amended and restated prospectus.  Copies of the amended and restated prospectus and the transmittal materials may be obtained free of charge, by contacting the Information and Exchange Agent at the following address:

Global Bondholder Services

By Facsimile (for eligible institutions only): (212) 430-3775/3779

Confirmation: (212) 430-3774

By Phone:  866-470-3900 (toll free)

By Mail, Overnight Courier Hand Delivery:

65 Broadway, Suite 404

New York, New York 10006

Attn: Corporate Actions

They can also be obtained free of charge at http://www.gbsc-usa.com/Alion, the SEC’s website (http://www.sec.gov), or by contacting Alion Science and Technology Corporation, 1750 Tysons Boulevard, Suite 1300, McLean, Virginia 22102, (703) 918-4480, Attention: Kevin Boyle, Senior Vice President, General Counsel & Secretary.

Goldman, Sachs & Co. was retained to act as the dealer manager and solicitation agent in connection with the exchange offer and consent solicitation. The information and exchange agent for the exchange offer, consent solicitation and unit offering was Global Bondholder Services Corporation. Requests for additional copies of the amended and restated preliminary prospectus and transmittal materials governing the exchange offer, consent solicitation and unit offering may be directed to Global Bondholder Services at its address set forth below.

This press release does not constitute an offer to sell any securities or the solicitation of an offer to exchange any of the Company’s outstanding Unsecured Notes or any other security, nor shall there be any sale or exchange of any securities in any state or other jurisdiction in which such offer, solicitation or sale or exchange would be unlawful prior to the registration or qualification of any such securities or offer under the securities laws of any such state or other jurisdiction.

About Alion Science and Technology

Alion Science and Technology delivers advanced engineering, IT and operational solutions to strengthen national security and drive business results. For customers in defense, civilian government and commercial industries, Alion’s engineered solutions support smarter decision-making and enhanced readiness in rapidly-changing environments. Alion brings expertise and experience to multiple business areas: Naval Architecture and Marine Engineering; Systems Analysis, Design and Engineering; and Modeling, Simulation, Training and Analysis. Building on over 75 years of innovation, Alion turns obstacles into opportunities to help customers achieve their missions. Alion employee-owners are located at offices, customer sites and laboratories worldwide. For more information, visit www.alionscience.com.

This press release contains information about management’s view of Alion’s future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of a variety of risk factors and uncertainties discussed in documents periodically filed by Alion with the SEC.  Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof.

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